Exhibit 10.14

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made between Spartan Motors, Inc. (“Spartan Motors”) located at 1541 Reynolds Road, Charlotte, MI 48813, and John E. Sztykiel (“Mr. Sztykiel”) of 6040 Stony Point Drive, Lansing, MI 48917. Individually, Spartan Motors and Mr. Sztykiel shall be referred to as “Party” and collectively Spartan Motors and Mr. Sztykiel shall be referred to as the “Parties.”

FACTUAL RECITALS:

WHEREAS, Spartan Motors desires to retain Mr. Sztykiel’s professional consulting services and avail itself of Mr. Sztykiel’s experience and knowledge;

WHEREAS, Mr. Sztykiel desires to furnish professional consulting services to Spartan Motors upon the terms, provisions and conditions herein set forth;

WHEREAS, Mr. Sztykiel has expertise in specialty chassis and vehicle business operations, product development and marketing.

NOW, THEREFORE, the Parties agree as follows:

1)     Services to be Rendered and Scope. Subject to the terms and conditions of this Agreement, Spartan Motors shall retain the services of Mr. Sztykiel to work on average 8 hours per week on projects assigned to him by Spartan Motors’ President and CEO-Elect (Daryl M. Adams or Mr. Adams) and the Board of Directors. Such projects may include developing new customers and markets for the company’s specialty chassis1, marketing, product development, attendance at trade shows, and other work related to preserving and enhancing relationships with key customers, dealers and industry groups. These projects may include travel to these key customers, dealers and industry groups as reasonably requested.

Mr. Adams, will identify the need for Mr. Sztykiel to perform the services in this Paragraph 1. Mr. Sztykiel must provide Mr. Adams with a description of the proposed services and an estimate of the number of hours required to perform such services. Mr. Adams must approve Mr. Sztykiel’s proposal and estimate before Mr. Sztykiel begins performing such services. For all services described in this Paragraph 1, Mr. Sztykiel must receive Mr. Adams approval before working hours in excess of the estimated hours for the services.

2)     Deliverables. Mr. Sztykiel shall provide Mr. Adams with Monthly Activity Reports detailing the services performed during that period, the services expected to be performed in the future under this Agreement, and the amount of time spent or to be spent on each task.

3)     Term of Agreement. This Agreement shall commence 23 February 2015 and remain in force until 31 August 2016. Either Party may terminate the Agreement by giving thirty (30) calendar days written notice to the other Party, provided that if Spartan Motors terminates the Consulting Agreement other than on account of a material breach of the restrictive covenants by Mr. Sztykiel, it shall continue to pay Mr. Sztykiel the remaining consulting payments as scheduled through the end of the term.

1 In the context of this agreement, this activity does not mean P&L responsibility, general management or responsibility for the overall success or failure of a business unit. It does mean, planning and executing new business development activities in terms of customers and markets, for the company’s products and proposed derivative products.

Form Contract for Mr. Sztykiel – Non-Government Related

4)     Compensation & Expenses. Spartan Motors will pay Mr. Sztykiel the equivalent of his regular base pay (as in effect as of February 19, 2015) during the term of his consulting agreement in 18 monthly installments beginning in March 2015 and continuing thereafter each month through August 2016. Spartan Motors will make this payment (estimated at $33,750.00 based on Mr. Sztykiel’s current annual salary of $405,000.00 after the first payment, which will be greater than the others to account for the last week of February ) on the first check run after the beginning of each month. Sztykiel will be considered an independent contractor and will be responsible for all taxes during the term of his Consulting Agreement, and will not receive any benefits, unless provided herein. Spartan Motors will reimburse Sztykiel for his reasonable and verifiable travel, meal and business expenses incurred in connection his consulting work.

5)     Death or Disability of Mr. Sztykiel. Spartan Motors’ obligation to compensate Mr. Sztykiel as provided herein is dependent upon Mr. Sztykiel’s rendering the services contemplated hereunder and therefore, shall terminate on Mr. Sztykiel’s death, or any disability that prevents Mr. Sztykiel from performing the services specified in this Agreement.

6)     Conflicts of Interest. Mr. Sztykiel warrants and represents he has no real or apparent personal conflicts of interest (collectively “Conflicts”), according to the company’s Code of Ethics and Compliance, which Code is attached as Annex 2. Mr. Sztykiel further acknowledges his affirmative obligation to monitor for any real or apparent Conflicts in the course of all services performed pursuant to this Agreement and to immediately notify Spartan Motors if a real or apparent Conflict arises. Mr. Sztykiel has the burden of ensuring that none of the work performed under this Agreement presents a Conflict for Spartan Motors.

7)     Non-Competition/Non-Solicitation. The Parties incorporate by reference the Non-Competition and Non-Solicitation provisions from their Retirement Agreement, which is attached as Annex 3.

8)     Independent Contractor Status. In furnishing his services hereunder, Mr. Sztykiel shall act as an independent contractor in relation to Spartan Motors. Accordingly, Mr. Sztykiel shall have no authority to act for or on behalf of Spartan Motors or to bind Spartan Motors without its express written consent and shall not be considered as having employee status for the purpose of any employee benefit plan applicable to Spartan Motors’ employee’s generally. Mr. Sztykiel understands that he is not an employee of Spartan Motors, that Spartan Motors is not required to provide him with workers’ compensation, and that he is responsible for his own federal and state income, social security, unemployment, and disability taxes and administrative support.

9)     Confidentiality. The Parties incorporate by reference the Confidentiality provisions from their Retirement Agreement .

10)     Ownership. Any and all work product produced and provided by Mr. Sztykiel in the course of Mr. Sztykiel’s performance of services under this Agreement, including, without limitation, all creations, designs, copyrightable materials, works of authorship created by Mr. Sztykiel and all underlying intellectual property rights (the “Work Product”) shall be the sole and exclusive property of Corporation and Mr. Sztykiel shall have no rights to retain or use any of the Work Product, except as otherwise agreed in writing by Corporation and Mr. Sztykiel.

Form Contract for Mr. Sztykiel – Non-Government Related

11)     Insurance, Indemnification and Release. If requested by Spartan Motors, Mr. Sztykiel agrees to carry single limit general liability insurance in an amount of not less than $1,000,000 naming Corporation as an additional insured, and automobile insurance at amounts no less than State required minimums. Spartan Motors, in the event it determines the insurance is required, will reimburse Mr. Sztykiel for the cost of the insurance.

12)     Severability. Any provision of this Agreement that is prohibited or unenforceable, to any extent, shall be void to the extent of that prohibition or unenforceability only. The remainder of this Agreement, including the remainder of any provision found only partially invalid or unenforceable, shall continue to be in full force and effect and shall not be affected by such invalidity or unenforceability.

13)     Notices. All notices or other communication required or permitted under this agreement shall be served in writing by hand to the other Party or by registered mail, return receipt requested. Notice by mail shall be addressed to each Party at the address set forth above.

14)     Entire Agreement. The Agreement and the attached Retirement Agreement (Annex 3) constitute the entire agreement between the Parties and supersedes all prior agreements or understandings between Mr. Sztykiel and Spartan Motors.

15)     Amendment. No amendment, modification or termination of, or addition to this Agreement shall be valid unless and until executed in writing by the Parties to this Agreement.

16)     No Assignment.   This Agreement may not be assigned by either Party.

17)     Applicable Law. This Agreement shall be governed by, and constructed and enforced in accordance with, the laws of the State of Michigan.

IN WITNESS WHEREOF, the Parties have executed this Agreement on 12 February 2015.

SPARTAN MOTORS, INC.

By: /s/ Thomas T. Kivell	Dated: February 17, 2015

Its: General Council

By: /s/ John E. Sztykiel	Dated: February 13, 2015
John E. Sztykiel

Form Contract for Mr. Sztykiel – Non-Government Related

Annex 3

retirement AGREEMENT

Introduction and General Information. This Retirement Agreement between John Sztykiel (“Sztykiel”) and Spartan Motors, Inc. (“Spartan Motors” or the “Company”) (collectively “the Parties”) dated January 16, 2015 (the “Effective Date”) sets forth the terms regarding Sztykiel’s separation from Spartan Motors.

Whereas, Sztykiel has worked for Spartan Motors since 1985;

Whereas, Sztykiel has served as President and Chief Executive Officer (CEO) of Spartan Motors;

Whereas, Sztykiel’s service to Spartan Motors is of a special, unique, and extraordinary nature and has been of particular importance to the Company.

NOW, THEREFORE, the Parties hereby agree as follows:

Retirement. Sztykiel will resign from his position as President and CEO of Spartan Motors and retire from the Company on February 19, 2015. Sztykiel will retain his seat on the Spartan Motors Board of Directors until the Annual Meeting of the Shareholders on May 20, 2015, after which his seat on the Spartan Motors Board of Directors will expire.

Transition. Sztykiel will cooperate fully with Spartan Motors to transition his duties to his successor and effectuate a smooth and seamless transfer of leadership. Additionally, Sztykiel will provide any assistance reasonably requested by Spartan Motors in communicating with Original Equipment Manufacturers (OEMs), dealers, shareholders, customers, suppliers, associates of Spartan Motors, and the media to promote Spartan Motors’ interests and to minimize any disruption to the business that his departure might cause.

2014 Compensation and Bonus. From the Effective Date through December 31, 2014, Sztykiel will receive his base salary as CEO of the Company of $405,000 per year. Sztykiel will also receive any cash bonus to which he is entitled for services performed in 2014 under the Executive Leadership Team Incentive Compensation Framework, with a guaranteed minimum of $150,000.00. This bonus payment will be made in the first quarter of 2015 when these bonuses are paid to other eligible employees of Spartan Motors.

2015 Compensation and Bonus. From January 1, 2015 through February 19, 2015, Sztykiel will earn the same base compensation he earned as CEO of the Company in 2014. In addition, he will be entitled to payment of a pro-rated bonus for 2015 under the Executive Leadership Team Incentive Compensation Framework, with a guaranteed minimum of $50,000.00. This bonus payment will be made in the first quarter of 2016 when these bonuses are paid to other eligible employees of Spartan Motors.

Additional Payments and Benefits.

Spartan Motors will extend the period in which Sztykiel can exercise his stock appreciation rights (SARs) until the end of the original ten-year terms of those stock appreciation rights, such that each of the 11,250 SARs granted to Sztykiel on December 31, 2005 may be exercised by Sztykiel until December 31, 2015, each of the 28,125 SARs granted to Sztykiel on December 29, 2006 may be exercised by Sztykiel until December 29, 2016, and each of the 23,000 SARs granted to Sztykiel on December 31, 2007 may be exercised by Sztykiel until December 31, 2017.

Spartan Motors agrees to accelerate the vesting dates for all shares of restricted stock awarded to Sztykiel to February 18, 2015, such that 74,572 shares of Restricted Stock will become vested as of such date.

Any accrued base salary, incurred but unreimbursed business expenses, and accrued but unused vacation that Sztykiel has as of the date of his retirement will be paid to him in full at the next payroll cycle after February 19, 2015.

Sztykiel will be entitled to receive all vested benefits he has in the Spartan Motors employee benefit plans (including the 401k Savings Plan and SERP) in accordance with the terms of those plans. Sztykiel will be entitled to receive 100% of any deferred balance he has under the Executive Leadership Incentive Compensation Framework, and this sum will be paid to Sztykiel in the next payroll cycle after February 19, 2015.

Consulting Period.

Term. Beginning February 23, 2015 and continuing through August 31, 2016 (“the Consulting Period”), Sztykiel will serve as a consultant for Spartan Motors pursuant to a written Consulting Agreement agreed to between the Parties. Either party may terminate the Consulting Agreement with 30 days’ advance notice, provided that if Spartan Motors terminates the Consulting Agreement other than on account of a material breach by Sztykiel of the Restrictive Covenants and Non-Disclosure provision in section 4 below, it shall continue to pay Sztykiel the remaining consulting payments, and pay his COBRA insurance premiums, described in section (c) and (d) below, as scheduled through the end of the Consulting Period along with all other payments and benefits provided in this Agreement. If Sztykiel terminates the Consulting Agreement early, he will no longer be entitled to consulting payments, but will be entitled to all other payments and other benefits provided for in this Agreement unless he commits a material breach of the Restrictive Covenants and Non-Disclosure provision in section 4 below during the Consulting Period.

Responsibilities. During the term of his consultancy, Sztykiel will work on average eight hours per week on projects assigned to him by his successor and the Board of Directors. Such projects may include marketing, product development, attendance at trade shows, and other work related to preserving and enhancing relationships with key customers, dealers and industry groups. These projects may include travel to these key customers, dealers and industry groups as reasonably requested.

Consulting Compensation. Spartan Motors will pay Sztykiel the equivalent of his base pay (as in effect as of February 19, 2015) during the term of his Consulting Agreement in 18 equal monthly installments beginning in March 2015 and continuing thereafter each month through August 31, 2016. Spartan Motors will make this payment (estimated at $33,750.00 based on Sztykiel’s current annual salary of $405,000.00 except for the first payment which will be greater because it will include consulting compensation for the last week of February 2015) on the first check run after the beginning of each month. Sztykiel will be considered an independent contractor and will be responsible for all taxes during the term of his Consulting Agreement, and will not receive any benefits, unless provided herein. Spartan Motors will reimburse Sztykiel for his reasonable and verifiable travel, meal and business expenses incurred in connection with his consulting work.

COBRA and Health Insurance Premiums. Spartan Motors will pay or reimburse Sztykiel for the full cost of COBRA premiums for Sztykiel and his dependents for the 18 month COBRA period (plus any extensions). Sztykiel will be entitled to these reimbursements, even if he exercises his right or the Company exercises its right to terminate the Consulting Agreement prior to August 31, 2016, provided he remains in compliance with the Restrictive Covenants in Section 4 below. He will forfeit these reimbursements if he materially breaches the Restrictive Covenants in Section 4 below. Additionally, if Sztykiel complies with the Restrictive Covenants in paragraph 4 below through August 31, 2016, Spartan Motors will pay Sztykiel $1,800 per month for two years in a lump sum for his anticipated health insurance costs. This payment of $43,200.00 will be made by Spartan Motors on or about September 30, 2016.

Restrictive Covenants and Non-Disclosure.

Non-Compete.

During the Consulting Period, Sztykiel shall not: (A) engage in Competitive Activity, as defined in section (ii) below, globally, whether as an owner, officer, employee, franchise, franchisor, investor, consultant, contractor, agent, or otherwise; or (B) assist any entity or person to engage in Competitive Activity globally, whether as an owner, officer, employee, franchisee, franchisor, investor, consultant, contractor, agent, or otherwise.

“Competitive Activity” means performing any work associated with the design, development, manufacture, marketing and sale of chassis and complete vehicles in the emergency response, military, delivery and service, recreational vehicle, and school bus markets to the extent Spartan Motors is currently competing in such market as of the Effective Date. “Competitive Activity” also means performing any work associated with the contracted assembly of vehicles for Isuzu, and the design, development, manufacture and sale of low floor shuttle buses used for the transport of disabled persons. “Competitive Activity” excludes purchase or ownership of stock in a publicly-held corporation if such ownership amounts to less than five (5) percent of the outstanding capital stock of such corporation.

If Sztykiel has an offer of employment from a prospective employer, he may at his option request an opinion from Spartan Motors regarding whether the Company believes such employment would violate this Non-Compete provision. Spartan Motors must provide its opinion within 10 business days.

If Spartan Motors believes Sztykiel has violated this agreement by engaging in a Competitive Activity with another company, Spartan Motors shall provide Sztykiel written notice and an opportunity to terminate the engagement within 10 business days of this notice. If Sztykiel terminates the engagement within 10 business days of receipt of this notice, he will still be eligible to receive the $100,000.00 payment described in Section 4(g) below.

Non-Solicitation.

During the Consulting Period, unless he receives prior written approval from the Company, Sztykiel shall not: (A) solicit, encourage, or cause any “Customer” or “Prospective Customer” (as defined in sections (ii) and (iii) below) to purchase any products or services from anyone other than the Company that are competitive with or a substitute for the products or services offered by the Company, as defined in section 4(a)(ii), above; (B) sell or provide any products or services to any Customer or Prospective Customer that are competitive with or a substitute for the Company’s services or products, as defined in section 4(a)(ii), above; (C) solicit, encourage, or cause any Customer or Prospective Customer not to do business with or to reduce any part of its business with the Company; or (D) solicit, encourage, or cause any supplier of goods or services to the Company not to do business with or to reduce any part of its business with the Company.

“Customer” means any current Spartan Motor customer in the emergency response, military, delivery and service, recreational vehicle, and school bus markets to the extent Spartan Motors is competing in such market as of the Effective Date.

“Prospective Customer” means any potential customer to whom the Company made a written proposal in the one year time period preceding the Effective Date or for whom the Company was in the process of preparing a written proposal as of the Effective Date.

Non-Raiding. During the Consulting Period, Sztykiel shall not directly or indirectly solicit any person currently employed by the Company as of the Effective Date to end their employment with the Company or work as an owner, officer, employee, franchisee, franchisor, investor, consultant, contractor, agent, or otherwise for a business engaged in the design, development, manufacture, marketing and sale of chassis in the emergency response, military, delivery and service, recreational vehicle or school bus markets.

Non-Disclosure.

Sztykiel agrees that, except to the extent the use or disclosure of any Confidential Information is required to carry out his responsibilities as an employee or consultant: (A) Sztykiel shall keep strictly confidential and not disclose to any person not employed by the Company any Confidential Information (defined below); and (B) Sztykiel shall not use any Confidential Information for his benefit or for any other person’s or entity’s benefit.

This provision shall not preclude Sztykiel from: (A) the use or disclosure of information known generally to the public (other than information known generally to the public as a result of Sztykiel’s violation of this Agreement), or (B) any disclosure required by law or court order so long as Sztykiel provides the Company immediate written notice of any potential disclosure under this subsection and fully cooperates with the Company to lawfully prevent or limit such disclosure.

“Confidential Information” means all trade secret and confidential, proprietary, or business information related to the Company’s business that was furnished to, obtained by, or created by Sztykiel or Sztykiel had access to during his employment with the Company and which could be used to harm or compete against the Company. Confidential Information includes, by way of illustration, such information relating to: (A)  customers and suppliers, including customer lists, supplier lists, contact information, contractual terms, prices, and billing histories; (B) the Company’s finances, including financial statements, balance sheets, sales data, forecasts, profit margins and cost analyses; (C) the Company’s plans and projections for new and developing business opportunities; and (D) the Company’s operating methods, business processes and techniques, services, products, prices, costs, service performance, and operating results.

Term of Restrictive Covenants and Non-Disclosure Obligation. The Restrictive Covenants in sections (a) through (c) will remain in effect for the duration of the Consulting Period, irrespective of whether Sztykiel exercises his right to terminate the Consulting Agreement prior to August 31, 2016. The Non-Disclosure Obligation in section (d) will remain in effect as long as the Confidential Information this section protects remains a protected trade secret or confidential or proprietary information.

Restrictive Covenants Payment. If Sztykiel complies with the Restrictive Covenants for the duration of the Consulting Period, he will receive a lump sum payment of $100,000.00 on August 31, 2016, irrespective of whether he exercises his right or the Company exercises its right to terminate the Consulting Agreement prior to August 31, 2016. If Sztykiel violates these Restrictive Covenants, he will forfeit this sum as a liquidated damage. Sztykiel acknowledges that it will be difficult to estimate monetary damages which might flow from such a violation of these Restrictive Covenants, and further acknowledges that this liquidated damage is reasonable.

Return of Property. Sztykiel shall return upon the Company’s request at any time (and, in any event, before the end of the Consulting Period) all documents, data, Confidential Information, and other property belonging to the Company in Sztykiel’s possession or control, regardless of how stored or maintained and including all originals, copies and compilations, with the following exceptions:

Sztykiel may retain his current Company cellular phone after an inspection by the Company’s I.T. department to ensure it does not contain Confidential Information;

Sztykiel may retain his Rolodex of contacts after inspection by an appropriate Spartan Motors official to ensure this Rolodex does not contain Confidential Information beyond Sztykiel’s business contacts;

Sztykiel may retain a sample of documents and templates to assist him in a job search after inspection and approval by an appropriate Company official. Such approval may not be unreasonably withheld.

Sztykiel may retain any other documents for which he receives express permission from an appropriate Company official.

Releases. In consideration for the compensation to which Sztykiel would not otherwise be entitled in Sections 2, 3 and 4 above, Sztykiel agrees to the following Releases.

General Release.

Sztykiel, for himself, his spouse, executors, heirs, beneficiaries, representatives, agents, attorneys, assigns, insurers and assurers, hereby releases the Company, its owners, officers, employees, shareholders, directors, attorneys, agents and assigns, and all other persons, firms, partnerships, or corporations in control of, under the direction of, or in any way presently or formerly affiliated or associated with the Company (collectively, the “Released Parties”), of and from all manner of actions, causes of action, suits, charges, claims, complaints, or liabilities whatsoever (including, attorneys’ fees), whether based in contract or tort, statute or common law, of every kind and nature whatsoever, arising from the beginning of time to the Effective Date, whether known or unknown on the Effective Date, (collectively, “Claims”), excluding any Claims to enforce Sztykiel’s rights under this Agreement or the Consulting Agreement or any vested rights Sztykiel has to benefits under a plan governed by the Employee Retirement Income Security Act of 1974 (ERISA).

Nothing in this Agreement prohibits Sztykiel from filing a charge or complaint with a governmental agency, such as the U.S. Equal Employment Opportunity Commission or the National Labor Relations Board, that is responsible for enforcing a law on behalf of the government, from cooperating with or participating in a government investigation, or from exercising non-waivable statutory rights to engage in protected activity under the National Labor Relations Act or other law. Sztykiel understands and agrees, however, that because he is waiving and releasing all claims for monetary damages and any other form of personal relief in exchange for the benefits of this Agreement, that he will not seek or accept monetary damages or other forms of personal relief through or resulting from any charge or complaint for any claims arising before the execution of this Agreement. Should any third party bring any action, charge or claim against the Company on Sztykiel’s behalf, Sztykiel acknowledges that this Agreement provides him with full relief for any claims arising before he signed this Agreement, and he will not accept any additional relief for such claims.

Age Discrimination in Employment Act (ADEA) Release. Sztykiel releases and irrevocably discharges each of the Released Parties, of and from any and all liabilities, claims, actions, demands, or causes of action arising under the ADEA on or before the Effective Date (the “ADEA Release”). Sztykiel further acknowledges that he has been given a period of up to twenty-one (21) days to consider the ADEA Release prior to executing it, he will be given a period of seven (7) days from the Effective Date to revoke this ADEA Release, and that he has consulted with counsel regarding his release of age discrimination claims and understands and acknowledges that the ADEA Release will not become effective or enforceable until the revocation period has expired. If Sztykiel elects to revoke this ADEA Release, he shall do so in writing and present it to Thomas Kivell within seven (7) days from the Effective Date.

No Other Claims. Sztykiel represents that he does not presently have on file, and further represents that he will not hereafter file, any lawsuits, claims, charges, grievances or complaints against the Company or any of the Released Parties in or with any administrative, state, federal or governmental entity, agency, board, or court, or before any other tribunal or panel of arbitrators, based upon any actions or omissions by the Company or any of the Released Parties occurring prior to the Effective Date.

Indemnification.

Notwithstanding the foregoing, nothing in this Release is intended to be construed as a release of Sztykiel’s rights of indemnification for actions as a director or officer of the Company that he has at law or under the Company’s Bylaws or any insurance policy, plan, or coverage.

Spartan Motors will defend, indemnify, and hold harmless Sztykiel to the maximum extent possible under law, the Company’s Bylaws, or any insurance policy, plan or coverage, from any and all claims, investigations, charges or suits brought against Sztykiel for actions he took or actions which arose while he was an officer or Board Member of Spartan Motors, including actions by Spartan Motors. As part of its agreement to defend Sztykiel, Spartan Motors will allow him to select defense counsel of his choice and will pay his counsel’s reasonable attorneys’ fees and costs. Spartan Motors further agrees to pay any civil judgments or penalties awarded against Mr. Sztykiel to the maximum extent possible under law, the Company’s Bylaws, or any insurance policy, plan or coverage.

Costs of Negotiation. Spartan Motors agrees to pay Sztykiel’s reasonable attorneys’ fees and costs incurred in connection with negotiating this Agreement and his separation from Spartan Motors.

Confidentiality. The Parties agree to keep the terms of this Agreement confidential, except for any discussion with family members, accountants, or legal counsel, or as required by law.

Severability.

If a court of competent jurisdiction determines that any provision of this Agreement is void, illegal, or unenforceable, then the parties request that such court modify such provision to render such provision not void, illegal, or unenforceable, and then enforce the provision as modified.

If, despite any modification called for in Section (a), any provision contained in this Agreement is determined to be void, illegal, or unenforceable, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

Miscellaneous.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and which when taken together, shall constitute the Agreement.

A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the party to be bound.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

The terms of this Agreement relating to any payments, if any, that constitute non-exempt “deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), are intended to comply with Section 409A and shall be interpreted in accordance with such intent. Each payment described in this Agreement shall be deemed a separate payment for purposes of applying any applicable exemption under Section 409A.

Choice of Law. This Release shall be interpreted under and governed by, construed and enforced in accordance with, and subject to, the laws of the State of Michigan, without giving effect to any principles of conflicts of law.

Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter herein and supersedes any prior written or oral agreements or understandings between the Parties with respect to the subject matter herein, including any prior employment agreements or offer letters and the Term Sheet for Separation of John Sztykiel executed on December 8, 2014, but not including the Consulting Agreement entered into contemporaneously with this Agreement.

JOHN SZTYKIEL	SPARTAN MOTORS, INC.

/s/ John E. Sztykiel	/s/ Thomas T. Kivell
John E. Sztykiel
By: Thomas T. Kivell

Title: General Council

January 21, 2015	January 16, 2015
Date	Date